Exhibit 10.8

COLLABORATIVE AGREEMENT SANO GENETICS AND DOCOLA INC.

This collaborative agreement (“Agreement”) dated 2nd of August 2022, is between Sano Genetics Limited (“Sano Genetics”) with a company number of 10636359 and a registered address of Salisbury House, Station Rd, Cambridge CB1 2LA, and Docola Inc. (“Partner”), with a company tax identification number of 46-3626795 and a permanent address of 801 W Bay Dr. STE 506, Largo FL 33770.

Whereas Sano is a biotech company whose mission it is to connect individuals with precision medicine, and

Whereas Partner is digital health company whose mission it is to optimize patient-clinician asynchronous communication, and

Whereas Sano and Partner wish to use one another’s expertise to identify and screen individuals for clinical trial opportunities, the definitions and covenants below specify the terms of the Parties collaboration in this shared vision.

1.	DEFINITIONS

1.1.	"Data Protection Legislation" means the European Union's General Data Protection Regulation (2016/679), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all applicable laws and regulations relating to the processing of personal data and privacy as amended, re-enacted, replaced or superseded from time to time, including where applicable the mandatory guidance and codes of practice issued by the United Kingdom's Information Commissioner.

1.2.	"Intellectual Property Rights" means all patents, trade marks, service marks, designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, database rights, inventions, know-how and any other similar right anywhere in the world.

1.3.	"Partner" means the company identified in the Project Schedule as providing Sano Genetics with access to potential research participants.

2.	FEES AND PAYMENT

2.1.	Unless otherwise stated in the Project Schedule, Partner shall submit its invoices for fees and allowable expenses monthly in arrears. The fees do not include VAT which shall be payable in addition if applicable. Sano Genetics shall pay Partner’s invoices within 30 days after the date Sano Genetics receives payment from the client, unless otherwise specified in the Project Schedule (Appendix 1).

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2.2.	Fees shall be payable in respect of each participant introduced by Partner who meets all of the success criteria specified in the Project Schedule. If a participant does not meet the success criteria of the Project Schedule in which the relevant participant was first introduced by Partner, but does meet the success criteria of a subsequent Project Schedule entered into by the parties, Sano Genetics shall pay the fee specified in such subsequent Project Schedule PROVIDED THAT such subsequent Project Schedule was executed within two years of the start date of the first Project Schedule.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1.	All Intellectual Property Rights of each party in existence at the date of the Project Schedule, and/or created by that party during the term of the project, are and shall remain the exclusive property of the relevant party.

4.	CONFIDENTIALITY

4.1.	Each party agrees to keep all confidential information and trade secrets disclosed to it by or on behalf of the other party confidential, and not at any time for any reason to disclose or permit such confidential information or trade secrets to be disclosed to any third party without the disclosing party's prior written consent.

5.	LIABILITY

5.1.	Neither party shall be liable for any loss of profits; loss of business; depletion of goodwill; or any special, indirect or consequential loss or damage.

5.2.	Each party's total aggregate liability to the other under the Project Schedule shall be limited to the total fees paid by Sano Genetics to Partner in respect of that Project.

5.3.	Each party's liability for death or personal injury caused by negligence, and liability for fraud or fraudulent misrepresentation, shall be unlimited.

6.	PUBLICITY

6.1.	The contents, but not the existence, of the Project Schedule shall constitute confidential information for each party. Either party shall be entitled to publish on its website, in its marketing literature and in press releases information confirming the existence of the parties' commercial relationship, and may incorporate the other party's house-mark or logo into such publicity material. The text of any such publicity material shall be agreed prior to publication and neither party shall unreasonably withhold or delay its agreement to any text proposed by the other party.

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7.	GENERAL

7.1.	The parties agree to comply with all Data Protection Legislation to the extent applicable to their activities under the Project Schedule.

7.2.	No person other than Sano Genetics and Partner shall have any rights under or in connection with the Project Schedule.

7.3.	Nothing in the Project Schedule shall operate to create a formal partnership between the parties.

7.4.	The Project Schedule constitutes the entire and only agreement between the parties in relation to its subject matter. Each of the parties acknowledges that they are not relying on any statements, warranties or representations given or made by any of them, save those expressly set out in the Project Schedule.

7.5.	The Project Schedule is governed by the laws of England. The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with the Project Schedule.

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AS WITNESS the duly authorised representatives of each of the parties the day and year first before written.

SIGNED by Patrick Short, CEO	)

for and on behalf of	)	/s/ Patrick Short

SANO GENETICS LIMITED	)

SIGNED by Eran Kabakov, CEO	)

for and on behalf of	)	/s/ Eran Kabakov

Docola Inc	)

Appendix 1:

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Project Schedule

Project title	Title
Start date	Date
Term	Weeks/months/years
Definitions	Partner – Docola Inc. Sano – Sano Genetics Limited

Project Structure

Objectives	●	Identify and screen potential research participants according to selection criteria as further described in Selection Criteria.

Sano provides	●	Selection criteria for recruiting participants into the research project

	●	Platform for analysing participant genomic, medical, survey, or other data to check for potential eligibility.

Selection Criteria	●	Partner will invite potentially eligible participants to take part in the research project with Selection Criteria as follows:

Project Financials

Costs	●	TBD

Payment triggers	●	TBD

Invoicing and payment	Standard payment terms agreed upon in the MSA shall apply, unless otherwise specified in this schedule.

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Supplementary Terms
No additional terms necessary

Authorisation	AS WITNESS the duly authorised representatives of each of the parties the day and year first before written.

	SIGNED by Patrick Short, CEO	)

	for and on behalf of	)

	SANO GENETICS LIMITED	)

	SIGNED by Eran Kabakov,CEO	)

	for and on behalf of	)

/s/ Eran Kabakov

	Docola Inc.	)

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